SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)	November 28, 2005

UNIVERSAL FOOD & BEVERAGE COMPANY
(Exact Name of Registrant as Specified in Charter)

Nevada	000-27853	86-0913555
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3830 Commerce Drive, St. Charles, Illinois	60174
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code	630-584-8670

Item 1.01. Entry into a Material Definitive Agreement

Pursuant to an agreement dated as of November 22, 2005, Universal Food & Beverage, Inc. (“Universal” or the “Company”) engaged John F. Levy as Chief Financial Officer of Universal on a part time basis. The terms of this engagement agreement are described below in Item 5.02.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(c) On November 28, 2005, Universal engaged John F. Levy as Chief Financial Officer of Universal on a part time basis for a limited time period until the Company grows to the point that a full-time CFO is required and the Company has the financial resources to adequately compensate a full-time CFO.

Mr. Levy, 50, is currently the Chief Executive Officer of Board Advisory Services, a Westfield, New Jersey consulting firm established to assist public companies, or companies aspiring to be public, with revenues from $5 million to $500 million with corporate governance, corporate compliance, financial reporting and financial strategies. From 2004-2005, he served as Vice Chairman of MediaBay, Inc., a Morristown, New Jersey provider of premium spoken word audio content and products both online and offline through direct mail and wholesale to major retailers. Mr. Levy was Executive Vice President and Chief Financial Officer of MediaBay from 1997 to 2004. Mr. Levy serves as a director of IBuyDigital.com, Inc.

Under the terms of the engagement agreement between Levy and the Company, Levy is required to devote at least 80 hours per month in providing CFO services during the period from the Effective Date through March 31, 2006 (the “Term”). In exchange for the performance of CFO services, Universal has agreed to pay Levy $8,000 per month, payable semi-monthly, for up to 100 hours of services per month. Additional time spent by Levy over 100 hours per month will be paid to Levy at a rate of $100 per hour. In addition, Universal has agreed to promptly reimburse Levy for business expenses incurred by Levy in performing the CFO services under the agreement.

Additionally, the Company agreed to grant Levy options as of the Effective Date to purchase 460,000 shares of common stock of the Company, exercisable at the fair market value of the Company's common stock on the Effective Date, pursuant to an option agreement. The stock options will vest immediately and be exercisable according to the following schedule: 25% on the Effective Date; 25% three months following the Effective Date, 25% six months following the Effective Date and 25% nine months following the Effective Date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIVERSAL FOOD & BEVERAGE COMPANY (Registrant)

Dated: November 30, 2005	By:	/s/ Duane N. Martin
Duane N. Martin Chief Executive Officer and Director
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